PLATO Learning, Inc
Fiscal Year 2006 Q2 Financial Release
Conference Call
June 1, 2006
OPERATOR INTRODUCTION
MIKE MORACHE
Good afternoon. Thank you for joining us today for our regularly scheduled quarterly conference call. With me today is Larry Betterley, our Senior Vice President and Chief Financial Officer.
I will make a few opening remarks, Larry will comment on the financial results, and then I will make some concluding comments. We will then take your questions.
Before we start, Larry will preface our remarks with a safe harbor statement. Larry.
LARRY BETTERLEY
This announcement includes forward-looking statements. We have based these statements on our current expectations and projections about future events. Although we believe that the assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that the assumptions and expectations will prove to have been correct. These statements are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2005. Actual results may differ materially from anticipated results.

The content of our call contains time-sensitive information that is accurate only as of today, June 1, 2006. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
This call is the property of PLATO Learning, Inc. Any re-distribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning is prohibited. Mike.
MIKE MORACHE
Thanks Larry.
The financial results we announced today for the second quarter of fiscal 2006 were in line with the preliminary financial guidance provided in early May.
Revenues were $20.0 million for the quarter and $43.5 million year-to-date, down 36% and 24%, respectively from comparable periods in 2005.
The major cause of the reduction was low order volume resulting from several transitions underway at the company, as discussed in our last call.
These transitions include new products, new subscription licensing programs, new customer segments, and new account managers as a result of intended talent enhancements to that organization and voluntary attrition during 2005 and early 2006. As a result, sales transaction productivity was less than expected in the second quarter; however, we believe it is a temporary situation.

Our new account managers continue to gain experience and the sales pipeline continues to grow. We have also focused more resources on support of the sales process, marketing programs and training. These improvements, along with new product introductions, are expected to result in order growth in the second half of the year compared to last year.
Gross profit margins declined to 51% for the quarter from 58% in last year’s second quarter, primarily due to lower revenue. This effect was substantially offset by our cost reduction initiatives, improved price discounting discipline and reduced amortization expense. In fact, the gross profit margin year-to-date rose by one percentage point over the same period last year to 54%, despite the lower revenues. Cost reduction efforts were evident in our operating expenses, which, excluding restructuring and other charges, declined 22% for the quarter and 19% year-to-date over last year’s comparable periods.
The resulting net loss for the quarter, excluding restructuring and other charges of $259,000, was $5.6 million, or $0.24 per share, compared to a net loss of $2.3 million, or $0.10 per share in last year’s second quarter, excluding restructuring and other charges of $632,000. The positive effect of the lower cost structure is evident year-to-date, with the net loss, excluding restructuring and other charges, declining by 17%, even though revenue was 24% lower.
At this point, I would like to turn the presentation over to Larry to review the financial results in more detail. Larry.
LARRY BETTERLEY
Thank you Mike.

Revenues:
License fee revenue was affected the most by the low order level in second quarter, declining 55% from last year to $6.9 million. Subscription revenue declined 10%; however, subscription orders actually grew slightly over last year. Service revenues decreased 23% due to declining Supplemental Educational Services, as a result of our discontinuance of that program, and to lower professional development services, which were also affected by the lower order rate. The year-to-date decline in total revenue of 24% was driven by similar factors as those affecting the quarter.
Our deferred revenue balance at quarter-end was $29.0 million. This is down from last year’s second quarter-end balance of $39.3 million, and our year-end 2005 balance of $40.4 million. The declines are primarily due to low service order volume, as the delivery of services exceeded the level of new orders booked.
Gross Profit:
License fee gross profit margin for the quarter was 61%, versus 73% in second quarter 2005. This decline is due to lower license fee revenue, which has very low variable cost, and was partially offset by cost and price discounting controls, by reduced amortization expense as a result of asset impairment charges taken in fourth quarter 2005 and to greater allocation of amortization to subscription cost of revenue, due to the increased ratio of subscription to license fee revenue.
Subscription gross margin was 34% versus 53% in 2005, and was affected by the factors discussed related to license fees, but also by additional product.

amortization expenses. The additional amortization is the result of the renegotiation of an existing license agreement related to software used in one of our current subscription products. Under the revised agreement, a significant portion of license fees were paid in advance and is being amortized over the agreement term. This amortization is incremental to remaining expenses recognized under the prior agreement, which will decline over the next few months as customer subscription periods that began under the old agreement end.
Service gross margin for the quarter improved to 50% from 42% last year, driven by higher productivity of service employees, cost reductions, and higher software support fee revenue, which has low incremental cost.
Gross margins year-to-date were also affected by the factors described for the quarter; however, the effect of price discounting controls, cost reductions and lower amortization more than offset the decline in revenue, resulting in an increase in overall gross margin to 54% from 53% in 2005.
Operating Expenses:
Our total operating expenses in the second quarter were $16.0 million, excluding restructuring and other charges of $259,000. This is a 22% reduction from last year’s operating expenses, excluding restructuring and other charges of $632,000. The reduction reflects the effect of cost reduction activities, primarily in sales and marketing, and lower commission expense due to lower revenue.
Year-to-date operating expenses, excluding restructuring and other charges, declined 19% from 2005, for reasons similar to those of the quarter.

Restructuring and other expenses in 2006 represent a few further headcount reductions and expenses associated with downsizing of the U.K. operation in 2005 that could not be accrued at that time.
Balance Sheet and Cash Flow:
Cash and marketable securities were $31.0 million at April 30, 2006, which is similar to the balance at the end of last year’s second quarter. EBITDA, adjusted for restructuring and other charges and stock-based compensation expense, was a loss of $1.5 million for the quarter and a loss of $1.0 million year-to-date.
Cash used in operating activities was $7.6 million year-to-date, as the favorable effect of depreciation and amortization was more than offset by unfavorable effects of changes in working capital, particularly from the reduction of deferred revenue. Our receivable days sales outstanding was 62 days on a trailing three month revenue basis, showing significant improvement from 82 days at the end of the second quarter of last year.
Total year-to-date capitalized internal product development costs were $6.2 million and we expect to at least double that amount in the last half of the year as we continue to aggressively pursue our new product strategy. We also spent 2.0 million in purchased product development costs from the renegotiated license agreement discussed previously. An additional $1.0 million will be paid in the third quarter under this agreement.
This concludes my formal remarks. I’ll turn it back to Mike now for his further comments.

MIKE MORACHE
Thank you Larry.
As mentioned earlier, we expect orders to grow in the second half of the year compared to 2005. This growth should offset the decline in the first half of the year resulting in a similar level of orders between 2006 and 2005.
The content of these orders, however, is expected to be more heavily weighted towards subscription license products, for which revenue is recognized over time, rather than perpetual license products, for which revenue is recognized up front upon delivery. Service revenue is expected to decline as a result of timing of receipt of orders during the year for professional development services. These factors are expected to result in a decrease in revenues of at least 15% to 20% for the full year 2006 from 2005; however, our deferred revenue balance should grow for the remainder of the year
The range of an expected net loss related to a 15% to 20% revenue decline, would be between $6.5 million and $11.5 million, compared to a loss of $8.5 million in 2005, excluding impairment, restructuring and other charges, as cost reductions would largely offset the effect of lower revenues. Actual results, however, could vary significantly from these amounts, depending on the level of orders and the mix of subscription and perpetual license orders actually booked. This mix is difficult to predict as we transition toward subscription products.

We had previously communicated that restructuring charges of less than $1.0 million would be incurred this year, primarily related to actions undertaken in 2005 that could not be accrued at that time. We will continue to look for cost reduction opportunities for the remainder of the year to improve our net loss and additional restructuring costs may be incurred as a result.
We also see a window of opportunity to expand our product portfolio and become a dominant supplier of e-learning and teaching solutions in the market place. To that end, we continue to aggressively pursue our product development strategy, with total development spending increasing by $10.0 million or more over 2005.
I firmly believe we have the right strategic direction, which will result in attractive revenue growth and profitability in the future. This strategy revolves around providing easy to use, comprehensive educational products to teachers, enabling them to personalize instruction for each student in the classroom everyday. Our products will be geared not only for K-12 intervention, but also for teacher-directed, supplemental, on-grade level instruction with our recently announced Straight Curve product brand. All new products will be based on the latest pedagogy, developed for state-of-the-art technology in the classroom, and offered exclusively on a web-delivered, subscription basis.
In 2006, we will introduce many new products. Here is a snapshot of this year’s plans. Already 16 new courses have been introduced across a broad range of subject areas for high school students. Another 16 courses will be released throughout the second half, and 8 more in early 2007.

We have introduced high school exam intervention courses for 27 states that will help students prepare for and pass their high stakes graduation test. In several large states the failure rates on these exams exceeds 50%, and our solution has exclusive features that uniquely help students prepare to pass the exams.
A first wave of new supplemental elementary products for K-6 math was announced in May under the Straight Curve brand. A summer school package for high school reading, math, and science was released in second quarter. A new basic math course for high school students was released in first quarter, and already 91 schools in New York City have ordered it. Finally, our next generation content delivery environment will be released next month. All of our new product plans are on track and on budget. We will continue to aggressively develop our product set over the next two to three years to grow our share of the target markets, which covers segments of K-12 and Post-secondary.
This strategy requires a substantial transformation of the company, but we have the focus, skills and resources to make it happen. There will be setbacks along the way, such as the one experienced in the second quarter, but I am confident we will be successful over the long-term.
That concludes our formal remarks. We will now take any questions you may have. Operator.
Q&A

CLOSING STATEMENT
Thank you again for joining us today. We appreciate your continued support as we develop and grow the business to achieve its full potential value.
Thank you and good bye.

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